Exhibit 99.2

Cambium Learning Group, Inc.

Fourth Quarter 2015 Earnings Conference Call

March 3, 2016

Cambium Learning Group – Fourth Quarter 2015 Earnings Conference Call, March 3, 2016

C O R P O R A T E   P A R T I C I P A N T S

Scott McWhorter, General Counsel and Corporate Secretary

John Campbell, Chief Executive Officer

Barbara Benson, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Neil Weiner, Foxhill Capital Partners, LLC

P R E S E N T A T I O N

Operator:

Good morning, ladies and gentlemen and welcome to the Cambium Learning Group Incorporated Fourth Quarter 2015 Earnings Conference Call.  At this time, all participants are in a listen-only mode.  Later we will have a question-and-answer session and instructions will be given at that time.  If anyone should require assistance during the conference, please press star, then zero on your touchtone telephone and an Operator will be happy to assist you.  As a reminder, this conference call is being recorded.

I would now like to turn the call over to your host for today’s conference, Mr. Scott McWhorter, General Counsel and Corporate Secretary.  Sir, you may begin.

Scott McWhorter:

Thank you, and welcome everyone to Cambium Learning Group's year-end 2015 earnings conference call.  I’m Scott McWhorter, Cambium's General Counsel.  With me today are John Campbell, Cambium Learning’s Chief Executive Officer; and Barbara Benson, Chief Financial Officer.

Statements made on this call, including those during the question-and-answer session, may contain forward-looking statements that are subject to risks and uncertainties.  Please refer to the Safe Harbor statement included in today’s press release, as well as Cambium Learning Group’s periodic filings with the SEC for a complete discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed today.

We will be discussing certain non-GAAP financial results, including Bookings, Adjusted EBITDA, and Cash Income.  The press release and Form 10-K issued earlier today contain a reconciliation of these non-GAAP financial results to the most comparable GAAP measures.  Because of the high percentage of amortization expense, deferred revenue, and other non-cash non-operational items in our reported GAAP income, we report these non-GAAP measures as key performance metrics.  Management believes these metrics help portray the underlying trajectory of the business and give you a view of operations from Management’s perspective since these are the metrics used internally to assess performance.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group – Fourth Quarter 2015 Earnings Conference Call, March 3, 2016

Now, it is my pleasure to turn the call over to John Campbell.

John Campbell:

Thanks Scott.  Good morning everyone and thank you for joining us today.  2015 was a terrific year for Cambium Learning Group, a year in which we achieved our strategic and financial objectives.

To put this past year and our accomplishments into perspective, in 2013 and 2014 we took on two imperatives: first, to transition the Company from being primarily an ink and paper provider of effective educational solutions, to one that leverages technology to help students reach their potential; and secondly, as part of this transition, we wanted to increase Bookings, margins, and Cash Income as we served our customers better and the Company benefited from the superior business model of subscription-based businesses.

Transitioning the Company to more extensively leverage technology to serve our customers takes time and impacts our very DNA.  Because we successfully executed this strategy, we have seen Bookings, cash margins, and Cash Income grow.

On this strength, in 2015, we continued to make selected, but substantial investments to accelerate our technology-enabled transformation, and the results we reported today demonstrate our success.  In 2012, 37% of the Bookings were technology-enabled; in 2014, it was 60%; and now in 2015, we have increased the mix attributable to technology up to 67%.  The progress seen in this simple metric is obvious. Cash Income in 2015 grew 28% overall, and expanded in all three of our business segments, driven by Bookings growth in higher margin technology-enabled solutions, and absorbed the capital investments we made.

Learning A-Z, our 100% digital flagship, again led this growth with Bookings and Cash Income increasing 25% and 22%, respectively, and Voyager Sopris, where we are effecting the greatest transformation, significantly improved upon last year’s Bookings decline and drove Cash Income growth of 18%.

Let’s look more closely at our segment performance.  Learning A-Z, the standard bearer of our digital transformation, was 41% of 2015 Bookings, and continues to lead our growth.  Compared to prior year, this segment grew Bookings 30% in the fourth quarter, and 25% in the year, as our focus on supporting the growth of solutions that put technology directly into student’s hands continued to payoff.

Reading A-Z and Raz-Kids performed well, with 17% and 28% Bookings growth, respectively, in 2015.  Headsprout and Writing A-Z, while smaller product lines, also showed strong traction, growing 68% and 92% last year, respectively.  As we discussed last quarter, our expansion of Writing A-Z from a teacher-centric solution to one that includes student-centric capabilities has improved its performance.

Learning A-Z's solutions assist with differentiated instruction in reading, writing, and science for grades K-6, is 100% digital, and its economics demonstrate the power of our emerging business model, with an EBITDA margin of 52% and a Cash Income margin of 44%.  In 2016, we will continue to invest in development, marketing, and sales to support continued rapid top-line growth.  We expect Learning A-Z to become our largest segment, in terms of Bookings this year, extending its 12-year record of growth.

Voyager Sopris Learning, where we are executing a technology-enabled transformation, was 46% of 2015 Bookings.  Compared to 2014, Bookings in this segment decreased 18% in the quarter and 7% in the year, decelerating 2014’s Bookings decline, as planned, as order growth from technology-enabled subscription solutions offset the decline of older legacy products.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group – Fourth Quarter 2015 Earnings Conference Call, March 3, 2016

LANGUAGE!Live, Voyager Sopris’ technology-enabled flagship, and our comprehensive literacy curriculum, grew 83% in 2015, and we expect continued strong growth in this product.  Our Kurzweil subscription-based Firefly solution also continued to perform well, growing 17% in 2015, now exceeding the sales of the perpetual version of the product.  Step Up to Writing, Voyager Sopris’ relaunched writing program, continues to gain traction, growing 130% in 2015, with strong performance from the fourth edition that we launched in Q3, completing the entire K-12 writing curriculum.  This solution supports writing development through scaffolded, age appropriate strategies that facilitate student-teacher interactions and writing growth, satisfying an immediate need in schools.

The progress we have made in Voyager Sopris’ technology-enabled transformation is evident in its 2015 Cash Income margin of 12.9%, 280 basis points higher than 2014, and we believe we can increase this rate significantly over time as technology-enabled solutions rise in this segment’s mix and we maintain the benefits we achieved from right-sizing our cost structure in 2014.

In 2016, we will continue to invest in sales and marketing to support out technology-enabled solutions, in particular LANGUAGE!Live, as well as a new product launch planned for the second quarter of the year.  I am very proud to say that we expect Voyager Sopris’ Bookings to return to growth this year, at modest levels, a testament to the demand that these successful products are generating in our marketplace.

Our ExploreLearning segment was 13% of 2015 Bookings.  Fourth quarter Bookings increased 25%, bringing 2015 Bookings up 6%, slightly below our expectations as some orders were delayed into Q1 2016.  As a result, we expect Bookings to be up significantly in the first quarter of 2016.  Our powerful online math and science solutions are performing well, as we have upgraded nearly our entire Gizmos simulations library to HTML5.  As a result, we experienced renewed momentum for Gizmos in the fourth quarter, and expect this product to return to strong growth in 2016.

Our Reflex solution is also showing continued momentum, with 44% Bookings growth in Q4, and 36% for the year.  ExploreLearning extended its award-winning history with Gizmos being named a Reader’s Choice Top Product by District Administration readers.  This award is significant as it informs senior school district leaders about products their colleagues around the country are using to help their districts excel in a variety of focus areas, such as technology, sustainability, and instruction.

ExploreLearning recently won recognition as one of the Best Places to Work in Virginia, a testimony to the increasing strength of that business unit, and the value its employees place on its mission, innovation, and creativity.  ExploreLearning’s Cash Income margin was 26% in 2015 and we expect both Cash Income dollars and margin to grow as we invest to increase its scale.  This year, having substantially completed the conversion of Gizmos to HTML5, we are devoting capex to new Algebra Gizmos, to continued Reflex enhancements, and to further development of a completely new product set for a 2017 launch.

In all, Cambium Learning Group achieved its 2015 goals. We are very proud of our execution and our results, which illustrate the power of our emerging higher margin business model and establish an excellent platform from which to accelerate our momentum in 2016. This year, we are aiming for Bookings from our higher margin technology-enabled solutions to approach 75% of our total volume, as Learning A-Z surpasses Voyager Sopris in terms of absolute volume, Voyager Sopris returns to Bookings growth, and ExploreLearning continues to grow.  We look for continued dollar growth in Adjusted EBITDA and Cash Income as our transforming business model generates incremental return.

If we achieve these goals for 2016, we will consider our transformation complete and the stage set for incremental growth and margin expansion. We expect the success of our strategic initiatives to result in an increasingly improved business model.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group – Fourth Quarter 2015 Earnings Conference Call, March 3, 2016

We believe that first, every learner has untapped potential; second, that the importance of the teacher cannot be overlooked as they are the foundation of learning; and thirdly, that data, instruction, and practice drive improvement and our aim is to help every learner reach his or her full potential. Our 2015 results show that this mantra is paying off, both strategically and financially, and we are very excited about our opportunities and our potential in 2016.

Now, I'll turn the call over to Barbara for a review of the financials and more detail on our outlook. Barbara?

Barbara Benson:

Thanks, John.  Good morning, everyone. I'll start the numbers with a recap of Bookings. Bookings for 2015 were $159.1 million compared to $150.6 million for 2014, for growth of 6%, which was in line with our expectations. Once again, Bookings growth was led by the Learning A-Z segment, which grew 25% against 2014’s 30% growth.  Learning A-Z represented 41% of 2015 volume.

Bookings for Voyager Sopris Learning declined 7% in 2015, significantly decreasing 2014’s 20% decline, Voyager Sopris Learning represented 46% of 2015 volume. Bookings for ExploreLearning grew 6% in 2015 versus 1% in 2014.  Although we fell somewhat short of our full-year Bookings expectations for ExploreLearning, we saw a nice acceleration in the fourth quarter, which was up 25% versus the 2014 fourth quarter.  And, since the shortfall was the result of sales that got delayed, we are already seeing some of that expected benefit in Q1 2016.  ExploreLearning represented 13% of 2015 volume.

Technology-enabled products made up 67% of 2015 Bookings mix compared to 60% in 2014. Companywide, Bookings for technology-enabled products grew 19% over last year. For the Voyager Sopris Learning segment, which is the only segment that has a mix of subscription-based technology products and other print and legacy products, Bookings for technology-enabled solutions were up 14% versus prior year, and Bookings for legacy and print-based solutions were down 14%. As we have seen throughout the year, the decline in the print-based products was partially offset by strong sales of the Step Up to Writing program.

GAAP net revenues in 2015 grew 2% to $144.9 million, a smaller growth percentage than Bookings primarily due to the continuing transition at Voyager Sopris Learning to subscription-based technology products that are recognized more slowly than print-based products. Cost and expenses, excluding depreciation and amortization, decreased around 3% compared to last year, primarily due to improved cost of revenues as we shifted more revenue to Learning A-Z and ExploreLearning, which are higher margin segments.  These 100% digital segments made up 52% of GAAP revenue in 2015 versus 44% of GAAP revenue in 2014.

Expenses also benefitted from the right-sizing actions that Voyager Sopris Learning completed in 2014.  Partially offsetting the favorability, we made planned investments in high growth product lines, especially for Learning A-Z sales and marketing.

As a result, Adjusted EBITDA increased $6.4 million year-over-year.  Margin expanded nicely to 26.6% for 2015, up 389 basis points from 22.7% in 2014.  Capital expenditures were $19.9 million for the year, $2.0 million more than in 2014, reflecting our planned investments in product development in all segments. Cash Income was $29.7 million for 2015 compared to $23.1 million for 2014 and grew in every segment, even with higher capital expenditures, as our strategic plans start to pay off.

We saw consistent drivers of improvement through the year, including: higher Bookings, margin improvements gained from having a higher percentage of technology-enabled products in the mix, and lower costs at Voyager Sopris Learning due to 2014’s right-sizing actions. As a result, Cash Income

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group – Fourth Quarter 2015 Earnings Conference Call, March 3, 2016

margin is also expanding nicely at 18.7% for 2015 compared to 15.4% for 2014, an expansion of 331 basis points.

Interest expense was $14.0 million in 2015, 21% lower than the $17.7 million in 2014, due to the $35 million of debt pay downs we made during 2014, and to a much lesser extent, the refinancing of our 9.75% senior notes in December. I will come back to that.

Cash and cash equivalents at December 31 were $8.6 million.  In line with our historical seasonal pattern, operationally we used cash in the first half of the year and generated cash in the third and fourth quarters.  Excluding interest payments, cash provided by operations was $55.1 million compared to $41.1 million in 2014.  The higher cash generation is primarily due to earnings improvement, and we also were able to release into cash some CDs that were collateralizing letters of credit. Cash used in investing activities totaled $20.3 million, with capital expenditures of $19.9 million; $17.3 million of this amount was spent on product development with the remaining smaller portion on general expenditures.

Product development capital expenditures by segment are as follows: Learning A-Z, $6.9 million versus $5.6 million in 2014; Voyager Sopris Learning, $8.0 million versus $7.9 million in 2014; and ExploreLearning, $2.3 million versus $1.6 million in 2014.

On December 10, 2015, capitalizing on the increased creditworthiness that our digital transformation has brought to our business model and our profitability, we entered into a new $135.0 million credit facility.  The structure of this new five-year credit facility consists of a $70.0 million term loan A, a $35.0 million term loan B, and a $30.0 million revolving credit facility. This structure better suits our business dynamics and seasonal working capital needs. At the closing of the transaction, we borrowed $105.2 million including the Term A, and Term B loans plus a small revolver amount that we repaid before year-end.

On the same day, we used the proceeds from this new credit facility and cash on hand to repay the $140 million principal then outstanding on our 9.75% senior secured notes due 2017, plus interest, by irrevocably depositing funds with the trustee under the indenture. The redemption was effective February 15, 2016. Therefore, we paid $4.3 million of interest on December 10th that would have been paid in February 2016 had we not refinanced.  Cash interest was $18.3 million in 2015, and $17.5 million in 2014, increasing $0.8 million year-over-year due to this extra payment.

Cash used in financing activities includes several outflows related to the refinancing. First, we reduced our outstanding debt principal amount by $35 million. The $140 million outstanding under the previous debt structure was repaid and there is $105 million outstanding under the new facility at year-end. Second, we paid $2.5 million in extinguishment costs on the 9.75% Notes, including the funding to the trustee of interest applicable to the period between the December 10, 2015 extinguishment date, and the February 15, 2016 redemption date.  Third, we paid $4.2 million of debt issuance costs in upfront lender fees associated with the new credit facility.

The interest rate on the new credit facility is variable based on either LIBOR or a base rate plus an applicable margin. For the Term Loan A and the Revolver, assuming we elect LIBOR based loans, there is a 1% LIBOR floor and the applicable margin scales from 3.75% to 4.5%, based on a leverage calculation. The 4.5% margin will be in force at least until we report second quarter earnings so, the applicable interest rate is currently 5.5%.

The Term Loan B, assuming we elect LIBOR loans, is LIBOR with a 1% floor plus 5.25%, so the applicable interest rate on the Term Loan B is currently 6.25%. The overall blended interest rate for 2016 will vary based on our revolver activity, our leverage and the related margin, and of course, market interest rates.  But, including the 0.5% revolver commitment fee, and assuming LIBOR stays at or below 1%, I estimate that the all-in effective rate for 2016 will be in the neighborhood of 6% and that our 2016

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group – Fourth Quarter 2015 Earnings Conference Call, March 3, 2016

cash interest payments will be between $6.5 and $7.0 million.  That is a significant improvement over the interest rate on the 9.75% senior notes we refinanced and the $18.3 million interest paid in 2015.

Even excluding that extra payment in December, you’d get approximately $7.0 million year-over-year estimated cash savings in 2016. We are very excited about this development and its expected impact on our cash flow.

The credit facility has an amortization schedule and our required debt principal payments for 2016 are $3.85 million. We expect to draw on our revolver to fund our normal first half seasonal use of cash and to repay the draw as we generate cash in the second half of the year.

2015 was a pivotal year for Cambium Learning Group, as our financial performance established a strong platform for continued momentum in 2016.  So, let's move on to our 2016 outlook. Starting with our Bookings outlook.  Based on the success of our transformational strategy to-date, we expect low double-digit overall Bookings growth in 2016.

By segment: For Learning A-Z, we expect continued strong double-digit Bookings growth of approximately 20%, which we expect to start seeing in the second or third quarter of 2016. Leaning A-Z will likely become our largest segment in terms of Bookings in 2016.

For Voyager Sopris Learning, we expect a return to Bookings growth in 2016 with a forecast in the 1% to 5% range for the year, which we expect to start seeing in the second or third quarter of 2016. We expect the growth of newer and technology-enabled solutions to outpace the continued decline of legacy print-based products. The achievement of this objective would represent a strong turnaround for Voyager Sopris Learning.

At ExploreLearning, we expect Bookings growth in 2016 to be in the range of 10% to 20% on the strength of Gizmos and Reflex.  The fairly wide range allows for the lumpy order flow we often see in this segment, but at any point in this range, we will have achieved significant acceleration of Bookings growth.

We expect 2016 orders of technology-enabled products to contribute approximately 75% of total Bookings. Specific to Voyager Sopris Learning, we expect Bookings from technology-enabled products to make up over 40% of that segment’s mix in 2016.

With respect to capex, overall 2016 capital expenditures are expected to range between $21 million and $22 million, with $18 million to $19 million devoted to product development plans and roughly $3.0 million of general capital expenditures. By segment, product development capex breaks out as roughly $8.0 million at Learning A-Z, roughly $7.5 million at Voyager Sopris Learning, and roughly $2.5 million at ExploreLearning.

We expect Cash Income dollars to grow and for the Cash Income margin to expand slightly.  With the heavy lifting on cost right-sizing completed in prior years, our focus in 2016 will be on top-line growth, fueling current and out-year growth for our highest margin business, Learning A-Z; accelerating growth at ExploreLearning so that it gains scale; and reversing the seven-year trend of declining top-line at Voyager Sopris.

By segment:  Learning A-Z Cash Income margins are expected to remain approximately consistent with 2015 margins as Learning A-Z will continue to make aggressive investments in development, marketing, and sales to fuel future growth. Therefore, Cash Income dollars should increase at approximately the same percentage as the Bookings increase.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group – Fourth Quarter 2015 Earnings Conference Call, March 3, 2016

Voyager Sopris learning is expected to maintain the more effective cost structure that benefited its 2015 results, while focusing in 2016 primarily on returning to growth. Investments are planned, especially in sales and marketing, to fuel the success of the newer and technology-enabled solutions and to launch a new product expected in the second quarter of the year.  Cash Income dollars and margin are expected to remain relatively consistent or increase slightly compared with 2015, depending on how much top-line growth we achieve.

ExploreLearning Cash Income margins are expected to grow slightly in 2016 as this segment gains scale but continues to invest aggressively in development, marketing, and sales.

We expect GAAP net revenue to grow at a lower percentage than Bookings due to the continued transition to the technology products recognized over the subscription periods. Taking that into consideration, along with the planned growth investments in all segments, we expect company-wide Adjusted EBITDA margins to remain relatively consistent in 2015, with Adjusted EBITDA dollar growth to track with net revenue year-over-year growth.  Adjusted EBITDA for Voyager Sopris is expected to be especially impacted by slower revenue recognition as the mix trends to technology-enabled products that are recognized over time rather than upfront like the legacy print products.  For Voyager Sopris, technology-enabled subscription products made up 23% of the mix in 2014, 28% of the mix in 2015, and are expected to exceed 40% of the mix in 2016.

We expect interest expense, including both the cash portion previously discussed, and the non-cash interest expense for debt issuance cost and upfront fee amortization, to range between $7.6 million and $8.1 million.

Over the next three to five-years, we continue to expect our growth and increasing concentration of technology-enabled solutions in the mix to create a more profitable and highly cash generative business model. We expect over this timeframe, that technology-enabled solutions will make up at least 80% of our Bookings and revenue, Adjusted EBITDA margins are expected to expand to 32% to 35%, and Cash Income margins to expand to 28% to 31%.

With that, I’d like to move on to our Q&A session.

Operator:

Thank you.  Ladies and gentlemen, if you have a question at this time, please press star, and the number one on your touchtone telephone.  If your question has been answered or you wish to remove yourself from the queue, please press the pound key.  Once again, if you have a question at this time, please press star, and the number one.

Our first question is from Neil Weiner with Foxhill Capital.  Your line is open.

Neil Weiner:

Good morning, Barbara and John, congratulations on 2015. I have a couple of questions and let me start with, can you tell us a little bit about LANGUAGE!Live 2 versus LANGUAGE!Live, in terms of what you're seeing in sales growth, and what we can infer from that?

John Campbell:

Well, we don't separate them so what I can tell you is LANGUAGE!Live last year grew 83%, and quite honestly, we expect it grow even more so this year.  I do think it's because we did that second module

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group – Fourth Quarter 2015 Earnings Conference Call, March 3, 2016

that you’re referring to Neil.  So, we're actually pretty excited about it, given 83% last year and we expect more than that this year, that's pretty big numbers.

Neil Weiner:

That is.  Okay and in terms—LAZ, have you started expanding to international markets yet, or is that a goal in 2016?  If so, kind of can you tell us how much growth you're looking for there?

John Campbell:

That's a complicated one.  Let me start by saying, it's an ongoing—it’s an ongoing effort. You know, the real ways we’re going to go grow there are by penetration, product, M&A, international is one piece of it. Right now, international in 2015 was roughly 8% of the business, more of LAZ’s business, so it’s not insignificant, but I think it's not our driver in terms of the most growth. We will continue to invest international and we are investing international, we have several employees actually based international, but to be honest with you and straight forward, I think that's a slow growth opportunity that’s going to give us great opportunities over time.

When I think about the short-term 2016, I think about Raz being at 17.5% penetration or Raz-Kids being at 16% penetration, and thinking why is it not a lot more and I think it's going a be a lot more. So, to answer your question, are we doing international particularly at LAZ? Yes, it's about 8% of our business. Are we continuing to invest in it? Yes. Will we see growth in it? Yes, I think growth similar to the rest of the business, in other words 20%, but I think really what I'm focused on still, and I think will be for years to come, is the opportunity we have on the penetration piece of LAZ’s growth story.

Neil Weiner:

Great, that’s—thanks for that.  Thirdly, then I'll get back in the queue, with all the capex last year and this year, can you give us kind of a road map?  Obviously, you don’t want to tip your hand, but what kind of product introductions we can look for in ’17?  I know it sounds like there’s only can be one new product in ‘16 at VSL, but can just give us a little road map in terms of where we should see new product growth?

John Campbell:

Yes, sure. Let me just go down each segment a little bit to give you a little bit of quick context and then I'll kind of draw out what we see in ‘16 and ‘17 at least, in other words, the immediate future. If you take a look at LAZ, what we're trying to do there is take what was historically very teacher-centric solutions, if you think of Raz, if you think of Writing, if you think of Vocabulary, these are all solutions that were targeted to the teacher, and what we've done in recent years is tried to invest in student-centric solutions, you can remember when we did the acquisition of Headsprout, you can remember last year when we took Writing A-Z, which was a teacher-centric solution and made it a student-centric solution as well.

So, what you’re going to see us doing at LAZ is investing in making those teacher-centric solutions more student-centric so they are both teacher and student. You will see that this year with Writing—I mean, you saw it last year with Writing, this year you will see it with Science. So, that's the trend in Learning A-Z, both this year and in the years to come, because we have quite a bit to do there.

If you take a look at ExploreLearning, I know you’re familiar with this year, we’re going to be doing more algebra Gizmos, we’re going to be doing more investment on the Reflex product, but we’re actually spending a lot of time and investment in doing a product that we’ll launch in 2017, on the Reflex platform. So, I don’t want to talk too much about it, but that's really a lot of the investment at ExploreLearning this year, is doing that new product that will come in 2017 that’ll leverage the Reflex game adaptive platform.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group – Fourth Quarter 2015 Earnings Conference Call, March 3, 2016

Then, we’ve got also VSL, of course, which our focus is continually improving LANGUAGE!Live, as well as the product we’re going to come out with in the second quarter. Now when it comes out, we’ll still have more to do and more additions that we want to add to that so that really will take up 2017, as well, focused on that product that we’re releasing in the second quarter of this year.

Then if you look at Kurzweil, we’re basically over the last two or three years taking what is a very, very feature rich CD-based perpetual product, and taking all that capability on a prioritized basis and putting it into the Firefly subscription solution. We’re pretty far down the path on that, but it's got a lot of features, and what we’ll be doing this year and partly into next year, 2017, is taking the writing features of that Kurzweil product and putting it into the subscription solution. So, you see really we have a development plan pretty booked up for next two or three years in all the business units.

Neil Weiner:

Got you, okay.  Thanks, I’ll get back in the queue.

Operator:

Thank you.  I’m not showing any further remarks—I’m not showing any further questions, so I’ll now turn the call back over to John Campbell for closing remarks.

John Campbell:

Well, I guess I just want to say thanks to everyone for joining us on the call today. We appreciate your attention and your support of our vision. We’ll be appearing at Credit Suisse’s upcoming Global Services Conference next week, and at ASU GSV in April and we look forward to speaking with you on our next call. Thanks a lot everybody, I appreciate it.

Operator:

Ladies and gentlemen, this does conclude the program and you may now disconnect.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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